EXHIBIT 99.1

TIME WARNER CABLE


For Immediate Release

                        Time Warner Cable Inc. Announces
              Consent Solicitation for Amendments to TWE Indenture

STAMFORD, CT, October 19, 2006 - Time Warner Cable Inc. announced that its subsidiary, Time Warner Entertainment Company, L.P. ("TWE"), today commenced a consent solicitation to amend the indenture governing the following outstanding debt securities of TWE (the "Securities"):

o        $600,000,000 7.25% Senior Debentures due 2008 (CUSIP 88731EAK6)
o        $250,000,000 10.15% Senior Notes due 2012 (CUSIP 88731EAC4)
o        $350,000,000 8.875% Senior Notes due 2012 (CUSIP 88731EAD2)
o        $1,000,000,000 8.375% Senior Notes due 2023 (CUSIP 88731EAF7)
o        $1,000,000,000 8.375% Senior Notes due 2033 (CUSIP 88731EAJ9)

TWE is soliciting consents from security holders of record as of October 18, 2006. The proposed amendments, if adopted, will amend the reporting obligations under the indenture and simplify the guarantee structure of the Securities.

TWE is offering to pay to each holder who validly delivers its consent prior to the expiration of the solicitation and does not revoke such consent a payment of $2.50 for each $1,000 principal amount of Securities to which such consent relates. The solicitation will expire at 5:00 p.m., New York City time, on November 2, 2006 unless extended. The detailed terms and conditions of the consent solicitation are set forth in a consent solicitation statement and related letter of consent dated October 19, 2006.

Lehman Brothers and Merrill Lynch & Co. will act as Solicitation Agents for the consent solicitation. D.F. King & Co., Inc. will act as the Tabulation/Information Agent. Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 848-3416 (toll free) or (212) 269-5550 (banks and brokers). Questions regarding the consent solicitation may be directed to Lehman Brothers at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or to Merrill Lynch & Co. at (888) 654-8637 (toll free) or (212) 449-4914 (collect).

This announcement is for informational purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect


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to any  securities.  The  solicitation  is being  made  solely  pursuant  to the above-described consent solicitation statement dated October 19, 2006 and the related letter of consent.

About Time Warner Cable

Time Warner Cable owns and manages cable systems serving 13.5 million subscribers in 33 states. Passing approximately 26 million homes, Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company's customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced products and services such as video on demand, high definition television, digital video recorders, high-speed data and Digital Phone. Time Warner Cable is a subsidiary of Time Warner Inc. (NYSE: TWX).

Contact

Mark Harrad of Time Warner Cable  (203) 328-0613


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